Exhibit 99.1

Taylor Capital Group Announces Definitive Purchase Agreement For

$75 Million of New Capital

Transactions Expected to Close on or about June 1, 2010

CHICAGO, IL – May 21, 2010 – Taylor Capital Group, Inc. (the “Company”) (NASDAQ: TAYC), the parent company of Cole Taylor Bank, one of Chicago’s leading middle market commercial banks, today announced that it has entered into a definitive agreement with investors for $75 million in capital through the private placement of $37.5 million of non-cumulative, convertible preferred stock and $37.5 million of subordinated debt by Taylor Capital Group.

The investors in the offering include Harrison I. Steans, Jennifer W. Steans, members of the Taylor family, Prairie Capital IV, LP and Prairie Capital IV, QP/LP, whose Managing Partners are C. Bryan Daniels and Stephen V. King, several members of Cole Taylor Bank’s management and a number of Chicago-based investment firms and individuals.

Mark A. Hoppe, President and Chief Executive Officer of Taylor Capital Group, said, “These investments are an important vote of confidence in our organization and in our strategy. This strong show of support from the Steans and Taylor families, Prairie Capital, our management team and our other investors will be critical as we continue to strengthen and grow the Company and work to achieve our goal of becoming a leader in Chicago area business banking.”

The net proceeds of the transactions will primarily be used as an ongoing source of strength for the balance sheet and regulatory capital of the Company and Cole Taylor Bank, and to support the Company's future growth plans. The Company expects to close the transactions on or about June 1, 2010. The closings are subject to customary closing conditions. Keefe, Bruyette & Woods, Inc. served as financial advisor to Taylor Capital Group in connection with these transactions.

The preferred stock will pay dividends quarterly at an annual rate of 8% and will be convertible into approximately 3.05 million shares of the Company’s common stock, in the aggregate, at a conversion price of $12.28 per share. The Company will have the right to convert the preferred stock into common stock in accordance with the terms specified in the stock purchase agreement.

The subordinated notes of the Company will bear interest at an annual rate of 8% and will mature on the tenth anniversary of closing, but may be prepaid at the Company's option on or after two years; provided that certain terms are met.

The Company intends to file a Current Report on Form 8-K with the Securities and Exchange Commission, which will include a more detailed description of these transactions and copies of the transaction documents.

About Taylor Capital Group, Inc. (NASDAQ: TAYC)

Taylor Capital Group, Inc. is a $4.5 billion bank holding company for Cole Taylor Bank, one of Chicago’s leading middle market commercial banks. Cole Taylor specializes in serving the banking needs of closely held businesses and the people who own and manage them. Cole Taylor is a member of the FDIC and an Equal Housing Lender.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements included in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995, including statements about the terms, timing, completion and effects of the proposed transactions. The Company may not be able to complete the transactions on the terms described above or other acceptable terms or at all because of a number of factors, including the failure to satisfy closing conditions in the definitive agreement, and even if the transactions are consummated the Company’s future growth plans may not be successful. Factors that may affect the business or financial results or condition of the Company are described in the Company’s filings with the SEC, including the risk factors and other disclosures in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed with the SEC on March 29, 2010. Stockholders and other readers are urged to consider these risks carefully in evaluating the forward-looking statements made herein and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and, except as required by the federal securities laws, the Company disclaims any obligation to publicly update such forward-looking statements to reflect subsequent events, circumstances or developments.

Media Contact:	Ilene Stevens
847.653.7731

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